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                                                                   EXHIBIT 23.3

                          INDEPENDENT AUDITOR'S CONSENT

The Board of Directors
Emerson Electric Co.:

We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our reports on the consolidated financial statements of Emerson Electric Co. as of September 30, 1995 and 1994 and for each of the years in the three year period ended September 30, 1995 refers to changes in accounting for postretirement benefits other than pensions and accounting for postemployment benefits.


/S/ KPMG PEAT MARWICK LLP


St. Louis, Missouri
April 4, 1996